STEGMAN & COMPANY
CERTIFIED PUBLIC ACCOUNTANTS AND MANAGEMENT CONSULTANTS SINCE 1915

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Cecil Bancorp, Inc.
Elkton, Maryland

We hereby consent to the incorporation by reference into the Registration Statements on Numbers 333-35120 on Form S-3 and 333-159419, 333-153227 and 33-81374 on Forms S-8 of Cecil Bancorp, Inc. and Subsidiaries (Cecil Bancorp) of our report dated March 7, 2013, relating to the consolidated balance sheets of Cecil Bancorp as of December 31, 2012 and 2011, and the related consolidated statements of operations and comprehensive loss, changes in stockholders' equity and cash flows for the years then ended, which report is included in the December 31, 2012 annual report on Form 10-K of Cecil Bancorp.

Stegman + Company

Baltimore, Maryland
March 7, 2013